Exhibit 99.1

NEWS RELEASE

Five Below Updates Fourth Quarter Guidance Based on Quarter-to-Date Results

• Expected Q412 net sales of $169 million to $172 million vs. prior guidance of $167 million to $170 million

• Expected GAAP EPS of $0.34-$0.36, unchanged vs. prior guidance

• Adjusted EPS of $0.36 - $0.38 vs. prior guidance of $0.35 - $0.37

PHILADELPHIA, PA – (January 15, 2013) – Five Below, Inc. (Nasdaq: FIVE) today updated previously communicated fourth quarter sales and earnings guidance based on quarter-to-date results for the period from October 28, 2012 through January 12, 2013.

The Company announced that total sales for this eleven week period increased 34% to $158.5 million while comparable store sales for this period increased 4.2%.

Thomas Vellios, Co-Founder, President and CEO stated: “Though our sales results for the quarter-to-date time period were impacted by the effects of Hurricane Sandy in the month of November, we saw improved trends in December and January and believe that customers responded favorably to our compelling merchandise offering and value price points during the key holiday selling season.”

Mr. Vellios added, “We are pleased with the overall performance of our fiscal 2012 class of stores. Additionally, fiscal 2013, for which we have planned 60 new stores, will be off to an exciting start with our initial entry into the Texas market, including the Dallas and Austin metropolitan areas.”

Outlook

The Company is updating its fourth quarter fiscal 2012 outlook provided in conjunction with the release of its third quarter fiscal 2012 results announced on November 29, 2012:

For the fourth quarter of fiscal 2012, net sales are expected to be in the range of $169 million to $172 million based on opening one new store and an expected 4% increase in comparable store sales. This compares to prior guidance for net sales in the range of $167 million to $170 million. GAAP net income is still expected to be in the range of $18 million to $19 million, with a GAAP diluted income per common share range of $0.34 to $0.36 on approximately 53 million estimated diluted weighted average common shares outstanding. GAAP net income and EPS guidance include an estimated $0.9 million in expenses related to the pending secondary public offering announced today and $0.9 million in tax-effected expenses related to the founders’ transaction.(1) Excluding the anticipated offering expenses and the expenses related to the founders’ transaction, which together represent $0.03 per adjusted diluted share, net income is expected to be approximately $20 million to $21 million, or $0.36 to $0.38 per diluted share based on estimated adjusted diluted weighted average common shares outstanding of approximately 54.4 million. This compares to prior guidance for adjusted net income in the range of $19 million to $20 million, or $0.35 to $0.37 per diluted share based on estimated adjusted diluted weighted average common shares outstanding of approximately 54.4 million.

(1)	Founders’ transaction relates to the amortization of expense for options granted to the Company’s founders in Fiscal 2010 and their modification in March 2012, which cancelled the Fiscal 2010 option award to purchase 2,020,620 shares of common stock and granted an equal number of restricted shares that vest through March 2014.

Non-GAAP Information

This press release includes non-GAAP adjusted net income, adjusted income per diluted share, and adjusted diluted weighted average common shares outstanding, each a non-GAAP financial measure. The Company reports its numbers on a GAAP and non-GAAP basis each quarter, and provides a reconciliation table between the two for investors. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company’s continued retention of its senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to the Company’s distribution centers, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, increased competition from other retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including risk factors contained in the final prospectus relating to the Company’s IPO dated July 18, 2012 filed with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Seasonal. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:

ICR, Inc.

Farah Soi

203-682-8200

Farah.soi@icrinc.com

Media Contact:

Gregory FCA

Joe Hassett

610-642-8253